UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 23, 2026

MiniMed Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-43183	33-3985981
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

18000 Devonshire St.

Northridge, CA 91325

(Address of principal executive offices) (Zip Code)

(763) 514-4000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of exchange on which registered
Common Stock, $0.01 par value	MMED	The Nasdaq Stock Market LLC

Indicate by check mark whether the Registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 23, 2026, the Compensation and Talent Committee (the “Committee”) of the Board of Directors of MiniMed Group, Inc. (the “Company”) approved the MiniMed Severance Pay Plan for Executives (the “Severance Plan”) and applicable severance benefit practices and levels that would be applicable to the Company’s named executive officers and the MiniMed Group, Inc. Change of Control Severance Plan (the “COC Severance Plan”). Each of the Company’s named executive officers is a participant in the COC Severance Plan and is eligible to participate in the Severance Plan.

MiniMed Severance Pay Plan for Executives

Certain executives of the Company at the Vice President level and above, including each named executive officer, are eligible to participate in the Severance Plan following an eligible termination of employment. Payment of any such benefits is subject to the participant’s execution and non-revocation of a release of claims, and satisfaction of applicable conditions.

In connection with the adoption of the Severance Plan, the Committee also approved certain severance practices and levels that would be applicable to the Company’s named executive officers under the Severance Plan upon an eligible termination of employment not in connection with a change of control. Upon such a termination, subject to the execution and non-revocation of a release of claims and satisfaction of applicable conditions under the Severance Plan, each named executive officer would be entitled to receive: (i) a lump-sum cash severance payment equal to two times the sum of the named executive officer’s annual base salary and target annual bonus and (ii) a lump-sum cash payment equivalent to the cost of 24 months of continued medical and dental coverage under COBRA. The named executive officer would not be entitled to any additional or continued vesting of equity awards under the Severance Plan, except in the case such named executive officer is retirement-eligible.

MiniMed Group, Inc. Change of Control Severance Plan

The COC Severance Plan provides that, for a three year period following a change of control, each named executive officer is entitled to continued employment on terms no less favorable than those in effect during the 90-day period immediately preceding the change of control. If, during such three-year period, the named executive officer is terminated without cause or resigns for good reason, subject to an effective release of claims, the named executive officer is entitled to receive: (i) a pro-rated annual bonus for the year of termination, based on the higher of (x) the named executive officer’s average annual bonus paid over the immediately preceding three years (excluding any bonus paid by Medtronic plc or under a Medtronic plc incentive plan) or (y) the named executive officer’s most recently paid annual bonus (the higher of (x) and (y), the “Highest Annual Bonus”), (ii) a lump-sum cash payment equal to three times the sum of the named executive officer’s annual base salary and Highest Annual Bonus, (iii) benefits under the Company’s tax qualified retirement plan and any excess or supplemental retirement plan calculated assuming that the named executive officer’s employment had continued for three additional years, and (iv) continued health care and life insurance benefits for three years at the same after-tax cost to the named executive officer as in effect prior to the date of termination. The COC Severance Plan also provides that if the severance payments and benefits under the plan would trigger an excise tax for the named executive officer under Section 4999 of the Internal Revenue Code of 1986, such named executive officer’s severance payments and benefits will be either reduced to a level at which the excise tax is not triggered or paid in full (which would then be subject to the excise tax), whichever results in the better net after-tax position for such named executive officer.

The descriptions of the Severance Plan and the COC Severance Plan set forth under this Item 5.02 do not purport to be complete and are qualified in their entirety by reference to the full text of the Severance Plan and the COC Severance Plan, as adopted on March 23, 2026, copies of which will be filed as exhibits to the Company’s annual report on Form 10-K for the fiscal year ending April 24, 2026.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MiniMed Group, Inc.

Date: March 27, 2026	By:	/s/ Bryan F. Kelly
	Name:	Bryan F. Kelly
	Title:	Senior Counsel, Securities & Corporate Governance, Assistant Corporate Secretary

3